Exhibit 16
Letter from Graf Repetti & Co.



Graf Repetti & Co.
1114 Avenue of the Americas
New York, New York 10036

November 14, 2001

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: JAVIEN, INC., (formerly Business Plan Exchange Inc.)

Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

     (1) We have read the Company's response to Item 4 of Form 8-
K dated November 14, 2001; and

     (2) We agree with the response.


Very Truly Yours,

/s/ Graf Repetti & Co.